Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $1.4 MILLION OR $0.57 PER DILUTED SHARE
FOR THE THIRD FISCAL QUARTER OF 2018

Lacey, WA (April 30, 2018) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported third quarter earnings for its fiscal year ending June 30, 2018. For the quarter ended March 31, 2018, the Company reported a net income of $1.4 million or $0.57 per diluted share, compared to net income of $702,000 or $0.29 per diluted share for the quarter ended March 31, 2017.  For the nine months ended March 31, 2018, the Company reported net income of $1.0 million or $0.42 per diluted share, compared to net income of $1.7 million or $0.70 per diluted share for the same period last year.  The lower net income for the nine months ended March 31, 2018 as compared to the same period in the previous year was the result of a one-time revaluation adjustment to the Company's deferred tax asset to account for the future impact of lower corporate tax rates as a result of the Tax Cuts and Jobs Act that was enacted on December 22, 2017.  The tax revaluation resulted in a $2.4 million increase in the Company's income tax expense and a ($0.96) reduction in earnings per diluted share for the fiscal second quarter.

"Our earnings increased this quarter as a result of the growth in our loan portfolio as well as our continuing focus on reducing noninterest expense," stated Jerald L. Shaw, President and Chief Executive Officer. "Our ongoing efforts to increase retail deposits is reflected by the $15.0 million increase in these deposits from June 30, 2017, of which $7.1 million are demand deposits.  We also eliminated a large real estate owned property this quarter, realizing a significant gain." stated Mr. Shaw.

Fiscal Third Quarter Highlights

•	Loans receivable, net, increased $20.7 million, or 5.5%, to $398.6 million at March 31, 2018 from $377.9 million at June 30, 2017;
•	Net interest income before provision for loan losses increased $427,000, or 10.2%, to $4.6 million for the quarter ended March 31, 2018 compared to $4.2 million for the quarter ended March 31, 2017;
•	The efficiency ratio improved to 67.3% for the quarter ended March 31, 2018 from 82.9% at June 30, 2017 and from 78.2% for the quarter ended March 31, 2017;
•	Net interest margin ("NIM") was 4.28% for the quarter ended March 31, 2018 compared to 4.10% for the quarter ended March 31, 2017; and
•	Allowance for losses as a percent of nonperforming loans increased to 365.1% from 110.8% at June 30, 2017.

Balance Sheet Review

Total assets increased by $17.7 million, or 3.8%, to $480.2 million at March 31, 2018 from $462.5 million at June 30, 2017. Cash and cash equivalents increased by $6.1 million, or 42.8%, to $20.3 million at March 31, 2018, from $14.2 million at June 30, 2017.  Securities available-for-sale and held-to-maturity decreased $2.5 million, or 11.6%, and $1.2 million or 24.4%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $20.7 million, or 5.5%, to $398.6 million at March 31, 2018 from $377.9 million at June 30, 2017 due primarily to increases in construction loans and, to a lesser extent, one-to-four family loans. Construction loans increased $36.1 million, or 73.4%, to $85.2 million at March 31, 2018 from $49.2 million at June 30, 2017.  There was $36.7 million in undisbursed construction loan commitments at March 31. 2018. Our construction loans are primarily for the

Anchor Bancorp
April 30, 2018

construction of multi-family properties and to a lesser extent, loans for the construction of single family and commercial properties. One-to-four family loans increased $3.1 million, or 5.1%, to $62.8 million at March 31, 2018 from $59.7 million at June 30, 2017. All other loan categories decreased.  Commercial business loans decreased $11.0 million, or 34.9%, to $20.6 million at March 31, 2018 from $31.6 million at June 30, 2017 primarily related to the payoff of a $9.0 million participation loan.  Commercial real estate loans decreased $2.6 million, or 1.7%, to $152.9 million at December 31, 2017 from $155.5 million at June 30, 2017. We also reclassified a $2.0 million multi-tenant commercial real estate loan to real estate owned ("REO") and recorded during the nine months ended March 31, 2018 a $200,000 charge upon transfer to reflect its fair market value.  Land loans decreased $1.8 million, or 22.6%, to $6.2 million at March 31, 2018 from $8.1 million at June 30, 2017.  Multi-family loans decreased $1.6 million, or 2.7%, to $58.9 million at March 31, 2018 from $60.5 million at June 30, 2017.  Consumer loans decreased $1.4 million, or 7.4%, to $17.3 million at December 31, 2017 from $18.7 million at June 30, 2017.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2018	June 30, 2017	March 31, 2017
	(In thousands)
Real estate:
One-to-four family	$62,788	$59,735	$59,275
Multi-family	58,847	60,500	61,106
Commercial	152,928	155,525	147,336
Construction	85,247	49,151	49,939
Land loans	6,234	8,054	9,330
Total real estate	366,044	332,965	326,986

Consumer:
Home equity	13,309	13,991	14,655
Credit cards	2,346	2,596	2,559
Automobile	392	627	622
Other consumer	1,310	1,524	1,643
Total consumer	17,357	18,738	19,479

Business:
Commercial business	20,575	31,603	37,762

Total Loans	403,976	383,306	384,227

Less:
Deferred loan fees and loan premiums, net	1,146	1,292	1,393
Allowance for loan losses	4,257	4,106	3,959
Loans receivable, net	$398,573	$377,908	$378,875

Total liabilities increased $17.3 million to $414.0 million at March 31, 2018 from $396.7 million at June 30, 2017, primarily as the result of an increase of $15.0 million in deposits, primarily due to a $15.1 million increase in certificates of deposit and a $7.1 million increase in demand deposits, partially offset by a decrease of $8.8 million in money market accounts. The increase

Anchor Bancorp
April 30, 2018

in certificates of deposit accounts was the result of the Bank's deposit marketing campaign, as well as other deposit gathering activities.

Deposits consisted of the following at the dates indicated:

	March 31, 2018		June 30, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$57,767	16.0%	$52,606	15.2%	$57,732	16.8%
Interest-bearing demand deposits	33,446	9.3	31,464	9.1	29,863	8.7
Money market accounts	64,344	17.9	73,154	21.2	84,105	24.5
Savings deposits	45,052	12.5	43,454	12.6	44,558	13.0
Certificates of deposit	159,610	44.3	144,509	41.9	127,007	37.0
Total deposits	$360,219	100.0%	$345,187	100.0%	$343,265	100.0%

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $2.8 million to $1.3 million at March 31, 2018 from $4.1 million at June 30, 2017, primarily due to the transfer of the $2.0 million commercial real estate loan discussed above to REO at a fair market value of $1.8 million.  The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans decreased to 0.3% at March 31, 2018 from 1.0% at June 30, 2017. The Company recorded a $120,000 provision for loan losses for the quarter ended March 31, 2018 due to loan growth. The allowance for loan losses of $4.3 million at March 31, 2018 represented 1.1% of total loans and 365.1% of nonperforming loans. This compares to an allowance of $4.1 million at June 30, 2017, representing 1.1% of total loans and 110.8% of nonperforming loans.

Nonperforming loans decreased to $1.2 million at March 31, 2018, from $3.7 million at June 30, 2017, and were $2.4 million at March 31, 2017.  Nonperforming loans consisted of the following at the dates indicated:

Anchor Bancorp
April 30, 2018

	March 31, 2018	June 30, 2017	March 31, 2017
	(In thousands)
Real estate:
One-to-four family	$682	$1,170	$2,059
Commercial	—	1,992	202
Total real estate	682	3,162	2,261
Consumer:
Home equity	216	242	22
Total consumer	216	242	22
Business:
Commercial business	268	300	82
Total	$1,166	$3,704	$2,365

As of March 31, 2018, the Company had two REO properties with an aggregate book value of $737,000 compared to three properties with an aggregate book value of $867,000 at June 30, 2017, and two properties with an aggregate book value of $220,000 at March 31, 2017.  During the quarter ended March 31, 2018 we sold the $2.0 million reclassified commercial real estate loan discussed above for $3.0 million, resulting in a gain on sale of $163,000, net of capital improvements incurred subsequent to its transfer to REO.

Capital

As of March 31, 2018, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.2%, 14.7%, 14.7%, and 15.8% respectively.  As of March 31, 2017, the Bank's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 13.1%, 13.7%, 13.7%, and 14.6%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.1%, 15.8%, 15.8%, and 16.8% as of March 31, 2018.  As of March 31, 2017, the Company's Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.1%, 14.7%, 14.7%, and 15.6%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $427,000, or 10.2%, to $4.6 million for the quarter ended March 31, 2018 compared to $4.2 million for the same period last year primarily due to the increase in average loans receivable, net.  Average loans receivable, net, for the quarter ended March 31, 2018 increased $28.1 million, or 7.5%, to $402.1 million compared to $374.0 million for the quarter ended March 31, 2017.

The Company's net interest margin was 4.28% for the quarter ended March 31, 2018 compared to 4.10% for the quarter ended March 31, 2017. The average yield on loans receivable, net, increased 29 basis points to 5.49% for the quarter ended March 31, 2018 compared to 5.20% for the same period of the prior year, reflecting the increase in high yield construction loans.  The

Anchor Bancorp
April 30, 2018

average yield on mortgage-backed securities increased to 2.06% from 1.98% for the same period in the prior year primarily due to a decrease of large principal pay downs resulting in an increase in amortization of premiums. The average yield on interest-earning assets increased 34 basis points to 5.26% from 4.92% for the quarters ended March 31, 2018 and 2017, respectively. The average cost of total deposits increased 13 basis points to 1.14% for the quarter ended March 31, 2018 compared to 1.01% for the same period in the prior year.  The average cost of interest-bearing liabilities increased 19 basis points to 1.22% for the quarter ended March 31, 2018 compared to 1.03% for the same period in the prior year, reflecting the increases in both FHLB advances and in the federal funds rate over the last year.  Net interest income before the provision for loan losses increased $1.1 million, or 9.1%, to $13.5 million for the nine months ended March 31, 2018 compared to $12.4 million for the same period last year primarily due to the increase in average loans receivable, net over the last year. The average yield on interest-earning assets increased 22 basis points to 5.16% for the nine months ended March 31, 2018 compared to 4.94% for the same period in the prior year primarily due to the increase in the average yield on loans receivable, net.  The average cost of interest-bearing liabilities increased 16 basis points to 1.17% for the nine months ended March 31, 2018 compared to 1.01% for the same period of the prior year, for the reasons stated above.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $120,000 provision for loan losses was required for the quarter ended March 31, 2018 compared to $135,000 for the same period last year, primarily reflecting our recent loan growth.  Provision for loan losses for the nine months ended March 31, 2018 was $300,000 compared to $285,000 for the same period last year.

Noninterest income. Noninterest income decreased $103,000, or 10.1%, to $920,000 for the quarter ended March 31, 2018 compared to $1.0 million for the same period in the previous year.  The decrease in noninterest income is primarily attributable to the $88,000, or 44.2%, decrease in other income in the quarter ended March 31, 2018 to $111,000 compared to $199,000 for the same quarter a year ago primarily due to no loan prepayment penalties in the current quarter.  Noninterest income decreased $83,000, or 2.6%, to $3.1 million during the nine months ended March 31, 2018 which was primarily due to a decrease in deposit fees of $159,000 as consumers reduced their deposit account overdrafts which was partially offset by an increase of $46,000 from gain on sale of loans due to an increase in loans sold.

Noninterest expense. Noninterest expense decreased $346,000, or 8.5%, to $3.7 million for the quarter ended March 31, 2018 from $4.1 million for the quarter ended March 31, 2017. Gain on sale of REO increased $143,000 to $163,000 from $20,000 in the same quarter in the previous year.  General and administrative expenses declined $140,000 to $514,000 for the quarter ended March 31, 2018 compared to $654,000 for the quarter ended March 31, 2017. This decrease was mainly due to no unfunded loan reserve commitment expense during the current quarter compared to a $75,000 unfunded loan reserve commitment expense in the quarter ended March 31, 2017 and $15,000 reductions in both accounting fees and contribution expense between the periods.  Compensation and benefits expense decreased $78,000, or 3.6%, to $2.1 million for the quarter ended March 31, 2018 from $2.2 million for the same period in the previous year.  The decrease was primarily due to a reduction of employee compensation of $130,000 to $1.2 million for the quarter ended March 31, 2018 from $1.3 million in the same quarter in the previous year.  Also, stock-based compensation expense related to the Anchor Bancorp 2015 Equity Plan decreased $120,000 to $12,000 for the quarter ended March 31, 2018 from $132,000 for the same quarter last year and incentive loan commission decreased $75,000 to $55,000 from $130,000 for the same quarter last year.  These decreases were partially offset by $180,000 for retention bonuses paid this quarter associated with the pending merger with Washington Federal, Inc.  Noninterest expense decreased $1.2 million, or 9.1%, to $11.6 million during the nine months ended March 31, 2018 compared to $12.8 million for the same period in 2017 primarily due to a $563,000 decrease in general and administrative expense and a $379,000 decline in compensation and benefits expenses.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Anchor Bancorp
April 30, 2018

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
April 30, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	March 31, 2018	June 30, 2017
ASSETS
Cash and cash equivalents	$20,272	$14,194
Securities available-for-sale, at fair value	18,714	21,170
Securities held-to-maturity, at amortized cost	3,740	4,949
Loans held for sale	—	1,551
Loans receivable, net of allowance for loan losses of $4,257 and $4,106	398,573	377,908
Bank owned life insurance investment, net of surrender charges	20,417	20,030
Accrued interest receivable	1,459	1,332
Real estate owned, net	737	867
Federal Home Loan Bank (FHLB) stock, at cost	2,407	2,348
Property, premises and equipment, net	8,785	9,360
Deferred tax asset, net	4,589	8,011
Prepaid expenses and other assets	516	805
Total assets	$480,209	$462,525

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$57,767	$52,606
Interest-bearing	302,452	292,581
Total deposits	360,219	345,187

FHLB advances	46,000	45,500
Advance payments by borrowers for taxes and insurance	2,144	1,195
Supplemental Executive Retirement Plan liability	1,731	1,709
Accounts payable and other liabilities	3,862	3,083
Total liabilities	413,956	396,674

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,484,030 issued and outstanding at March 31, 2018 and 2,504,740 issued and outstanding at June 30, 2017	25	25
Additional paid-in capital	22,258	22,619
Retained earnings	45,614	44,585
Unearned Employee Stock Ownership Plan (ESOP) shares	(556)	(607)
Accumulated other comprehensive loss, net of tax	(1,088)	(771)
Total stockholders' equity	66,253	65,851
Total liabilities and stockholders' equity	$480,209	$462,525

Anchor Bancorp
April 30, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
Interest income:
Loans receivable, including fees	$5,520	$4,861	$16,024	$14,255
Securities	31	29	90	81
Mortgage-backed securities	119	132	376	439
Total interest income	5,670	5,022	16,490	14,775
Interest expense:
Deposits	845	708	2,530	1,987
FHLB advances	211	127	452	411
Total interest expense	1,056	835	2,982	2,398
Net interest income before provision for loan losses	4,614	4,187	13,508	12,377
Provision for loan losses	120	135	300	285
Net interest income after provision for loan losses	4,494	4,052	13,208	12,092
Noninterest income:
Deposit service fees	261	314	851	1,010
Other deposit fees	193	185	580	558
Other loan fees	212	175	612	618
Gain on sale of loans	14	25	171	125
Bank owned life insurance investment	129	125	387	387
Other income	111	199	483	469
Total noninterest income	920	1,023	3,084	3,167
Noninterest expense:
Compensation and benefits	2,113	2,191	6,418	6,797
General and administrative expenses	514	654	1,660	2,223
Merger expenses	22	—	56	—
Real estate owned holding costs	72	(1)	138	37
Federal Deposit Insurance Corporation insurance premiums	55	14	131	106
Information technology	506	509	1,533	1,534
Occupancy and equipment	436	485	1,305	1,433
Deposit services	88	111	292	350
Marketing	99	130	274	397
Gain on sale of property, premises and equipment	(15)	—	(10)	—
Gain on sale of real estate owned	(163)	(20)	(148)	(59)
Total noninterest expense	3,727	4,073	11,649	12,818
Income before provision for income taxes	1,687	1,002	4,643	2,441
Provision for income taxes	299	300	3,614	746
Net income	$1,388	$702	$1,029	$1,695
Basic earnings per share	$0.57	$0.29	$0.42	$0.71
Diluted earnings per share	$0.57	$0.29	$0.42	$0.70
Weighted average number of basic shares outstanding	2,423,566	2,406,072	2,433,525	2,400,217
Weighted average number of diluted shares outstanding	2,427,703	2,431,139	2,440,570	2,422,171

Anchor Bancorp
April 30, 2018

	As of or For the Quarter Ended (unaudited)
	March 31, 2018	December 31, 2017	June 30, 2017	March 31, 2017
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	1.19%	(1.22)%	0.58%	0.64%
Return (loss) on average equity (2)	9.24	(9.31)	4.48	4.79
Average equity-to-average assets (3)	12.90	13.12	12.85	13.31
Interest rate spread(4)	4.04	4.05	4.11	3.88
Net interest margin (5)	4.28	4.27	4.32	4.10
Efficiency ratio (6)	67.3	72.1	82.9	78.2
Average interest-earning assets to average interest-bearing liabilities	124.4	124.1	124.2	126.2
Other operating expenses as a percent of average total assets	3.2%	3.5%	4.1%	3.7%
Book value per common share	$26.67	$26.19	$26.29	$25.95
Tangible book value per common share (7)	$26.57	$26.09	$26.20	$25.86

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.2%	13.0%	13.0%	13.1%
Common equity tier 1 capital	14.7	14.1	14.1	13.7
Tier 1 risk-based	14.7	14.1	14.1	13.7
Total risk-based	15.8	15.1	15.1	14.6

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.3%	0.4%	1.0%	0.6%
Allowance for loan losses as a percent of total loans	1.1	1.0	1.1	1.0
Allowance as a percent of total nonperforming loans	365.1	283.3	110.8	167.4
Nonperforming assets as a percent of total assets	0.4	1.0	1.0	0.6
Net charge-offs (recoveries) to average outstanding loans	(0.002)%	0.00%	(0.03)%	0.01%
Classified loans	$1,154	$1,449	$3,721	$2,645
_____________________

(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
April 30, 2018

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2018	December 31, 2017	June 30, 2017	March 31, 2017
	(In thousands)

Stockholders' equity	$66,253	$65,197	$65,851	$64,989
Less: intangible assets	257	260	232	214
Tangible common stockholders' equity	$65,996	$64,937	$65,619	$64,775

Total assets	$480,209	$472,792	$462,525	$465,449
Less: intangible assets	257	260	232	214
Tangible assets	$479,952	$472,532	$462,293	$465,235

Tangible common stockholders' equity	$65,996	$64,937	$65,619	$64,775
Common shares outstanding at end of period	2,484,030	2,489,030	2,504,740	2,504,740
Common stockholders' equity (book value) per share (GAAP)	$26.67	$26.19	$26.29	$25.95
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$26.57	$26.09	$26.20	$25.86